Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-38914, 333-137261, 333-137262, 333-151794, 333-197003, 333-231807 and 333-258904) and Form S-3 (File No. 333-243746) of Old Second Bancorp, Inc. of our report dated March 8, 2021, except for Note 17, as to which the date is September 20, 2021, on the consolidated financial statements of West Suburban Bancorp, Inc. as of and for the years ended December 31, 2020 and 2019, which is incorporated by reference in this Current Report on Form 8-K/A.

/s/Crowe LLP

Oak Brook, Illinois

February 15, 2022